Exhibit 99(h)(12)(ii)

Amendment to the

Expense Limitation Agreement

for RBC Money Market Funds

THIS AMENDMENT to the Expense Limitation Agreement (originally effective on November 21, 2008 and amended on August 18, 2009, the “Expense Limitation Agreement”) by and among RBC Funds Trust (the “Trust”) (formerly known as Tamarack Funds Trust) and Tamarack Distributors, Inc. (“TDI”), is made and entered into as of the 1st day of January, 2010 by and among the parties listed above, together with RBC Capital Markets Corporation (“RBC CM”).

WHEREAS, the original parties entered into the Expense Limitation Agreement in order to establish expense limits for the separate classes of shares of the money market fund series of the Trust, all as listed on Schedule A to the Expense Limitation Agreement (such series and classes are referred to as the “Funds” and the “Classes”) through waivers of shareholder servicing or distribution fees that would otherwise be payable by such Classes of the Funds under a related Shareholder Account and Distribution Services Agreement between TDI and RBC CM; and

WHEREAS, Quasar Distributors, LLC (“Quasar”) has been appointed as the Trust’s new distributor, replacing TDI; and

WHEREAS, simultaneous with this Amendment, the Shareholder Account and Distribution Services Agreement between TDI and RBC CM is being amended to reflect the replacement of TDI with Quasar; and

WHEREAS, the parties now desire to amend the Expense Limitation Agreement to reflect (1) certain changes in the names of the Trust, the Funds and the Classes; and (2) the addition of RBC CM as a new party to the Expense Limitation (replacing TDI) with responsibility for the expense limitation obligation previously undertaken by TDI.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree to amend the Expense Limitation Agreement as follows:

Section 1.              All references to Tamarack Funds Trust are hereby replaced with “RBC Funds Trust.”

Section 2.              The word “Tamarack” is removed from the beginning of the names of each Series.

Section 3.              The name “RBC” is added to the beginning of the names of each Class.

Section 4.              The parties acknowledge and agree that RBC CM is added as a new party to the Expense Limitation Agreement, and that RBC CM assumes all of the stated expense limitation and other obligations in the Expense Limitation Agreement that were previously the obligations of TDI, and that TDI is no longer a party to the Expense Limitation Agreement.

Section 5.              The reference to Voyageur Asset Management Inc. in the Expense Limitation Agreement is hereby replaced with “RBC Global Asset Management (U.S.) Inc.”

Except to the extent amended hereby, the Expense Limitation Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

RBC FUNDS TRUST

By:

Name and Title:

RBC Capital Markets Corporation

By:

Name and Title:

Tamarack Distributors, Inc.

By:

Name and Title: